Exhibit 10.4

FORM OF RESTRICTED STOCK AWARD AGREEMENT

LOCKHEED MARTIN CORPORATION 2003 INCENTIVE PERFORMANCE AWARD PLAN

Award Date: [insert date]1

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933

Date

Name

Address

City

Dear [Name]:

The Stock Option Subcommittee of the Board of Directors (“Subcommittee”) has awarded shares of Lockheed Martin Corporation common stock, par value $1.00 per share, (“Stock”) to you under the Lockheed Martin Corporation 2003 Incentive Performance Award Plan (“Plan”) in the form of Restricted Stock. The term “Restricted Stock” as used in this Award Agreement refers only to the Restricted Stock awarded to you under this Award Agreement.

This letter constitutes the Award Agreement and sets forth some of the terms and conditions of your award under the Plan, as determined by the Subcommittee. Additional terms and conditions are described in the Plan and in the Prospectus relating to the Plan of which the Plan and this Award Agreement are a part. You will receive the Prospectus in the near future and should retain it in your records. In the event of a conflict between this Award Agreement and the Plan, the Plan document will control. Capitalized terms not defined in this Agreement will have the same meaning as ascribed to them in the Plan.

1. CONSIDERATION FOR AWARD

The consideration for the Restricted Stock is your continued service to the Corporation as a full time employee during the Restricted Period set forth below [and your execution of the Covenant Not To Compete (included as Addendum B to this Award Agreement)]. If you do not continue to perform services for the Corporation as a full time employee during the entire Restricted Period, your award will be forfeited in whole or in part.

2. CONDITIONS TO AWARD

If you desire to accept the Restricted Stock award, you must acknowledge your acceptance and receipt of this Award Agreement and the enclosures by signing the enclosed copy of this Award Agreement in the space provided and returning the copy to Ms. Lillian M. Trippett, Vice President and Corporate Secretary, Lockheed Martin Corporation, Mail Point 200-10, 6801 Rockledge Drive, Bethesda, Maryland 20817. [To accept the Restricted Stock award,

[1]	Items in brackets are features that vary among individual award agreements.

you must also sign and return the attached Covenant Not To Compete contained in Addendum B.] A return envelope is provided for your convenience.

For your acceptance to be effective and for the award to be enforceable, you must return your signed acknowledgment [and Covenant Not To Compete (Addendum B)] by [Date]. If the signed Award Letter [and Covenant Not To Compete are] [is] not received by midnight (EST) on [Date], this Restricted Stock award will be void and of no effect and the shares that would have been issued pursuant to the award will remain available for future grants and awards under the Plan.

Upon receipt of a signed copy of this Award Agreement [and Covenant Not To Compete (Addendum B)], the Corporation will issue a certificate in your name for the shares; however the Corporation will maintain custody of the shares until the Restricted Period ends or the shares are forfeited.

3. RIGHTS OF OWNERSHIP/RESTRICTIONS ON TRANSFER

Until the expiration or termination of the periods described in Section 4 below (the “Restricted Period”), the Restricted Stock will be held in your name by the Corporation, and you will not be entitled to delivery of a certificate(s) representing the Restricted Stock. Nevertheless, subject to the forfeiture provisions described below, you will be the record owner of the Restricted Stock, will have the right to receive cash dividends on the Restricted Stock, will have the right to vote the Restricted Stock and will generally have the rights and privileges of a stockholder as to such Restricted Stock except that during the Restricted Period you may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber the Restricted Stock. The Corporation may place a legend on the certificates representing the Restricted Stock indicating the existence of these restrictions.

Upon expiration or termination of the Restricted Period with respect to any particular shares, and subject to the forfeiture provisions set forth below, a certificate(s) evidencing the shares for which the restrictions have expired or terminated will be issued in your name (or other name(s) designated by you) and delivered to you. This certificate will not contain the restrictive legend referred to above although it may contain any other legend the Corporation determines is appropriate under the securities laws. At that time, the Corporation is required to collect the appropriate amount of federal, state and local taxes. In this regard, please see “Timing of Taxation and Withholding” below.

After the expiration or termination of the Restricted Period and the shares are delivered to you, you (or your designee(s)) will enjoy all of the rights and privileges associated with ownership of the shares including the right to encumber, sell or otherwise transfer the shares. You should note, however, that, while the shares would thus be free of the restrictions imposed during the Restricted Period, your ability to sell the shares may be limited under the federal securities laws. Further, the Board of Directors expects you to retain a considerable portion of this grant since your participation as a proprietary owner of the Corporation conveys your commitment to the future development of the Corporation.

You have the right to designate a beneficiary (or beneficiaries) to receive your shares in the event of your death during the Restricted Period by completing the attached beneficiary designation form and returning it to the Corporate Secretary’s Office at the above address. If, at your death, a completed beneficiary designation form is not on file at the Corporate Secretary’s Office (or if your designated beneficiary predeceases you), your shares will be transferred to the personal representative of your estate. The beneficiary designation applies only to this grant of Restricted Stock.

4. RESTRICTED PERIOD/FORFEITURE/CHANGE IN CONTROL

Except as set forth below—or in the event of a Change in Control of the Corporation followed by certain other events as more particularly set forth in the attached Addendum A—all of your Restricted Stock will be forfeited and all of your rights to the Restricted Stock will cease without further obligation on the part of the Corporation unless you continue to provide services to the Corporation as a regular full-time employee of the Corporation until the expiration or termination of the Restricted Periods as set forth in the following paragraphs. The terms of Addendum A are incorporated as a part of this letter and, along with this letter will, upon your signature, constitute an agreement between you and Lockheed Martin Corporation.

The Restricted Stock granted hereunder will be divided into two categories and the Restricted Period with respect to each category will expire as follows:

(i)	the restrictions on the first category of [three fifths/one-third] shares will expire on [three year anniversary of award date] if you continue to be employed as a regular full-time employee by the Corporation until that date; and

(ii)	the restrictions on the second category of [two fifths/two-thirds] shares will expire on [five/four year anniversary of award date] if you continue to be employed as a regular full-time employee by the Corporation until that date.

Notwithstanding the foregoing, the Restricted Period will terminate immediately with respect to all of the Restricted Stock (and you or your beneficiary will be entitled to the shares free of the restrictions imposed under this Award Agreement) if on or after the six-month anniversary of the date of this Award Agreement:

(i)	you are laid off or die while still employed by the Corporation as a full time employee; or

(ii)	you become totally disabled as evidenced by commencement of benefits under the Corporation’s long-term disability plan applicable to Corporate Headquarters employees (or, if you are not a participant of the long term disability plan, when you would have been eligible for benefits using the standards set forth in that plan); or

(iii)	the Corporation divests all or substantially all of a business operation of the Corporation and that Divestiture results in the termination of your employment with the Corporation or its subsidiaries and transfer of your employment to the other party to the Divestiture. (For the purposes of this provision, the term “Divestiture” shall mean a transaction which results in the transfer of control of the business operation divested to any person, corporation, association, partnership, joint venture or other business entity of which less than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly, by the Corporation, one or more of the Corporation’s subsidiaries or by a combination thereof following the transaction); or

(iv)	you retire from the Corporation following the attainment of age 65.

5. CHANGES IN CAPITALIZATION

In the event of a stock split, stock dividend or other similar action resulting in additional shares of Stock being issued during the Restricted Period with respect to the Restricted Stock, you will have the same rights and privileges and be subject to the same restrictions and risks of forfeiture with respect to such shares, which will be treated as Restricted Stock.

6. TIMING OF TAXATION AND WITHHOLDING

The Restricted Stock will be taxable to you as compensation income at the termination or expiration of the Restricted Period (unless it is earlier forfeited) based on its Fair Market Value at that time, unless you elect to pay tax now based on the current market price. If you elect to be taxed now and the stock is later forfeited, however, no tax deduction is allowed. Therefore, you should consult your own tax advisor before making the election. If you make the election, the Corporation will collect the appropriate amount of withholding tax in cash from you. The election is not valid unless it is filed with the Internal Revenue Service within 30 days of the effective date of the Award (i.e., no later than [date]).

Unless you elect to be taxed now on the Restricted Stock as described above, any dividends paid to you with respect to the Restricted Stock during the Restricted Period will be taxable to you as compensation income and subject to withholding of income and FICA taxes. Dividends paid with respect to such stock after the termination or expiration of the Restricted Period (or during the Restricted Period if you elected to be taxed now) will generally be taxed as dividend income.

In the event you do not elect to be taxed now on the Restricted Stock Award, the Corporation will satisfy the withholding obligation at the time the Restricted Period terminates or expires with respect to a particular category of shares, by reducing the number of shares of stock to be delivered to you with respect to that category of shares of stock. The number of shares by which your Award is reduced will be valued at its Fair Market Value on the date of expiration of the Restricted Period. We will withhold at the minimum rate prescribed by law for these awards, and you may owe additional taxes as a result of the termination or expiration of the Restricted Period.

7. AMENDMENT AND TERMINATION OF PLAN OR AWARDS

As provided in Section 9 of the Plan, subject to certain limitations contained within Section 9, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Subcommittee may at any time alter or amend all Award Agreements under the Plan. Notwithstanding Section 9 of the Plan, no such amendment, suspension or discontinuance of the Plan or alteration or amendment of Award Agreements will, except with your express written consent, adversely affect the Restricted Stock awarded.

8. MISCELLANEOUS

Nothing contained in this Award Agreement shall confer upon you any right of continued employment by the Corporation or guarantee that any future awards will be made to you under the Plan. In addition, nothing in this Award Agreement limits in any way the right of the Corporation to terminate your employment at any time. The value of the Restricted Stock awarded to you will not be taken into account for other benefits offered by the Corporation, including but not limited to pension benefits. Notwithstanding any other provision of the Award Agreement to the contrary, the Restricted Stock must be held at least six months from the date of grant.

This Award Agreement (including Addendum A (Change In Control) [and Addendum B (Covenant Not To Compete)]), the Plan document and the other documents that make up the Prospectus constitute the entire agreement governing the terms of your Restricted Stock grant and supersede all other prior agreements and understandings, both written and oral, between you and the Corporation or any employee, officer or director of the Corporation.

Insiders must consult with the Office of the General Counsel or the Office of the Corporate Secretary before entering into any transactions involving the Restricted Stock even after the expiration or termination of the Restricted Period.

You must execute one copy of this Award Agreement [and Addendum B (Covenant Not To Compete)] and return [both/the] document[s] to the Office of the Corporate Secretary in the envelope provided as soon as possible, but no later than [date]. Execution of this Award Agreement constitutes your consent to and acceptance of any action taken under the Plan with respect to this award. Assuming such prompt execution of both documents, your award will be effective as of [date]. Failure to return the executed documents by midnight (EST) [date] will result in the cancellation of your award of Restricted Stock.

Congratulations on this important recognition by the Board of Directors of your value to the Corporation.

Sincerely,

Lillian M. Trippett (On behalf of the Subcommittee)

Acknowledgement:
(Signature & Date)

ADDENDUM A

Change In Control

1.	Definition

For purpose of this Restricted Stock Award Agreement “Change in Control” is defined in Section 7(c) of the 2003 Incentive Performance Award Plan.

2.	Termination Rights

2.01	If, while you are employed, a Change in Control, as defined above, occurs, you may, for Good Cause as defined in Paragraph 2.02 and within two (2) years after the date of such Change in Control, give notice to the Corporation that you elect to terminate your employment for all purposes of this Agreement. You must exercise your right to terminate employment within six months after the date on which circumstances constituting Good Cause exist. The right to give such notice and receive the compensation provided for in Section 3 of this Addendum shall continue for six (6) months from the date on which circumstances constituting Good Cause exist irrespective of any termination of your employment by the Corporation within such six-month period.

2.02	Any termination of employment by you under the following circumstances shall be deemed to be for Good Cause:

(i)	without your express written consent, you are assigned any duties inconsistent with your position, duties, responsibilities and status with the Corporation as in effect on the date of any Change in Control; or you are removed from, or not re-elected to, any of such positions, except for the termination of your employment for substantial and serious cause in the event of your final conviction of a felony crime involving moral turpitude, or in the event of your engaging in willful fraud or defalcation involving material funds or other assets of the Corporation; or as a result of your substantial disability;

(ii)	your base salary as in effect on the date of any Change in Control, as the same thereafter may be increased from time to time, is reduced; or the Corporation fails to increase your base salary each year by an amount consistent with the increases of other Lockheed Martin executives of comparable status and performance level;

(iii)	the Corporation fails to continue you as a participant in the Corporation’s Management Incentive Compensation Plan (or a comparable plan if that no plan longer exists) to the extent permitted and subject to all the conditions thereunder; or fails to include you as a participant in any other bonus plan which may be provided; or fails to include you as a participant in any stock option plan or program of the Corporation offered to management employees that may then be in existence at not less than your highest level of participation during the three (3) calendar years preceding the calendar year in which such failure occurs; or fails to continue you in the Corporation’s Long Term Incentive Performance Plan (if awards under such plan are made), as each plan may be modified from time to time but substantially in the form presently in effect (individually the “Plan” and collectively the “Plans”), on at least the basis as in effect at the date of any Change in Control, or to pay you any amounts earned under the Plans in accordance with the terms of the Plans;

(iv)	the Corporation fails to continue in effect any benefit or compensation plan, including but not limited to the Plans, Lockheed Martin Corporation Retirement Program, Lockheed Martin Corporation Salaried Savings Plan, post-retirement death benefit plan, medical, dental, health and accident plan, disability plan, or vacation plan or plans providing you with substantially similar benefits in which you are participating on the date of any Change in Control or in which you thereafter may participate.

3.	Compensation

If you give notice described in Section 2 of this Agreement, the Restricted Period on this particular grant of shares shall immediately terminate.

[ADDENDUM B2]

Covenant Not To Compete

WHEREAS, the Stock Option Subcommittee of the Board of Directors has approved an award to the undersigned of Restricted Stock under the Lockheed Martin Corporation (“Corporation”) 2003 Incentive Performance Award Plan, contingent upon the execution and return of this Covenant Not to Compete on or before midnight, [date]; and

WHEREAS, by signing this Covenant Not to Compete the undersigned agrees to the following terms:

1. Restrictions Following Termination of Employment:

(a) In the event I terminate employment with the Corporation on or following a Vesting Date, for the two year period following the Vesting Date, I will not, on my own or in association with others, either be directly or indirectly employed by or engage in or be associated with or tender advice or services as an employee, advisor, director, officer, partner, consultant or otherwise by or with any corporation, partnership, or other business considered to be a Competitor of the Corporation on the date of my termination. During that two-year period, I also agree not to interfere with, disrupt, or attempt to disrupt the relationship, contractual or otherwise, between the Corporation and any customer, supplier or employee of the Corporation. This section 1(a) will not apply (i) to a position with a Competitor who employs me following my termination of employment on account of a Divestiture to which that Competitor is a party; (ii) to my termination on account of layoff; (iii) if the Chief Executive Officer of the Corporation waives in writing the restrictions of this section as it applies to a particular position or Competitor.

(b) In the event of my termination of employment for any reason, I will not use or disclose to any person Proprietary Information to which I had access or that I was responsible for creating during my employment with the Corporation. All materials to which I have had access, or which were furnished or otherwise made available to me in connection with my employment with the Corporation shall be and remain the property of the Corporation. All materials, documents and information belonging to the Corporation, including any Proprietary Information, and all reproductions of those materials, documents and information shall be returned promptly to the Corporation.

(c) Following my termination, I agree to refrain from making any statement adverse to the interests of the Corporation where it is reasonably foreseeable or intended that the statement would cause material harm to the Corporation either financially or by a diminution in reputation.

(d) I acknowledge and agree that the scope and duration of these restrictions are necessary to be effective and are fair and reasonable in light of the value of the Restricted Stock being awarded to me. I further acknowledge and agree that these restrictions are

[2]	Addendum B is not part of all award agreements.

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reasonably required for the protection of the Corporation’s legitimate business interests from unfair competition as a result of the high level executive and management positions I have held within the Corporation and the attendant access to and extensive knowledge of the Corporation’s Proprietary Information.

(e) In the event of a breach by me of the terms of this Covenant Not To Compete, I agree, upon demand by the Corporation, to (i) deliver to the Corporation a number of shares of common stock of the Corporation equal to the number of shares of Restricted Stock granted to me under the Award Agreement for which the Restricted Period terminated or expired; or (ii) to the extent the shares of Restricted Stock for which the Restricted Period terminated or expired are no longer in my possession, an amount of cash equal to the gross amount I received (without deduction for taxes, commissions or fees) upon sale or transfer of the shares (including the value as of the Vesting Date of any shares from the Award that were withheld or sold to satisfy tax withholding requirements). Repayment of the shares or cash to the Corporation shall not be the exclusive remedy for a breach of this Covenant Not To Compete and shall not limit the Corporation from seeking damages or injunctive relief.

(f) I acknowledge that the Corporation’s remedies at law may be inadequate to protect the Corporation against any actual or threatened breach of the provisions of this Covenant Not To Compete, and, therefore, without prejudice to any other rights and remedies otherwise available at law or in equity (including but not limited to, an action for damages), the Corporation shall be entitled to the granting of injunctive relief in its favor without proof of actual damages and to specific performance of any such provisions of this Covenant Not To Compete.

(g) It is the desire and intent of the parties that the provisions of this Covenant Not To Compete shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Covenant Not To Compete is adjudicated to be invalid or unenforceable, this Covenant Not to Compete shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.

2. Capitalized terms not defined in this Covenant Not To Compete will have the same meaning as ascribed to them in the Award Agreement or the Plan, as applicable.

The following capitalized terms used in this Covenant Not To Compete shall have the following meanings:

(a) “Award Agreement” shall mean the award agreement between Lockheed Martin and the undersigned effective [date] providing for the grant of Restricted Stock to me.

(b) “Proprietary Information” means any information of the Corporation or of others, which has come into the Corporation’s or my possession, custody or knowledge in the course of my employment that has independent economic value as a result of its not being generally known to the public and is the subject of reasonable means to preserve the confidentiality of the information.

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(c) “Competitor” means [insert company names] or any successor to all or part of the business of any such company as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, operation of law or similar transaction.

(d) “Vesting Date” means the date on which the Restricted Period terminates or expires with respect to all or a portion of an award of Restricted Stock pursuant to the Award Agreement.

3. The Award Agreement (including Addendum A and this Covenant Not To Compete (Addendum B)), the Plan document and the other documents that make up the Prospectus constitute the entire agreement governing the terms of your Restricted Stock grant and supersede all other prior agreements and understandings, both written and oral, between me and the Corporation or any employee, officer or director of the Corporation. In the event of a conflict between this document and the Award Agreement, the Award Agreement shall govern. This Covenant Not To Compete shall be governed by Maryland law, without regard to its provisions governing conflicts of law.

SIGNED this day of , 2004.

(Signature)

(Printed Name)

(Title)

ACKNOWLEDGEMENT BY CORPORATE SECRETARY’S OFFICE:

(Signature)

(Printed Name)

(Title)

(Date)]

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